March 30, 2026

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Saturna Investment Trust

Saturna Growth Fund (Investor Shares, Z Shares), Saturna International Fund (Investor Shares, Z Shares), Saturna Core Fund, and Saturna Global Sustainable Bond Fund

File Nos. 33-13247; 811-05071

Post-Effective Amendment No. 68

Ladies and Gentlemen:

We have acted as counsel to Saturna Investment Trust (the “Trust”) in connection with the preparation of Post-Effective Amendment No. 68 to the Trust's registration statement on Form N-1A (the “Amendment”), and we have reviewed the disclosure that we understand will be contained in the Amendment when it is filed with the Commission.

Pursuant to paragraph (b)(4) of Rule 485 under the Securities Act of 1933, we represent that, based on our review and our assessment of the disclosure changes being effected by the Amendment, the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Very truly yours,

/s/ K&L Gates LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A of Saturna Investment Trust and to the use of our reports dated January 29, 2026 on the financial statements and financial highlights of the Saturna Core Fund, Saturna Growth Fund, Saturna International Fund and Saturna Global Sustainable Bond Fund (formerly known as Saturna Sustainable Bond Fund), each a series of shares of Saturna Investment Trust, appearing in Form N-CSR for the year ended November 30, 2025, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 27, 2026